                                                                    EXHIBIT 3.1
                             CERTIFICATE OF DESIGNATION

                                         of

                              SERIES B PREFERRED STOCK

                                         of

                                  CONDUCTUS, INC.

                          (Pursuant to Section 151 of the
                         Delaware General Corporation Law)


          Conductus, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on May 29, 1998:

          WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation authorizes the Preferred Stock (the "Preferred Stock") of the Corporation to be issued in series and authorizes its board of directors (the "Board") to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series; and

          WHEREAS, the Board has designated an initial series of Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Series A Preferred");

          RESOLVED, that a series of Preferred Stock shall be designated Series B Preferred Stock (the "Series B Preferred");

          RESOLVED FURTHER, that the number of shares constituting Series B Preferred shall be Four Million Five Hundred Thousand (4,500,000) shares; and

          RESOLVED FURTHER, that the Board hereby fixes and determines the rights, preferences, privileges and restrictions relating to the Series B Preferred as follows:

          1. DIVIDEND RIGHTS OF SERIES B PREFERRED. Subject to the rights of additional series of Preferred Stock that may be designated by the Board from time to time, including the rights of Series A Preferred, the holders of shares of Series B Preferred shall be entitled to receive dividends, at the rate of $0.162 per share of Series B Preferred (as such dollar amount shall be appropriately adjusted for stock dividends, stock combinations, recapitalization or the like, the "Quarterly Accrual Amount") on each March 31, June 30, September 30 and December 31 (each, a "Quarterly Accrual Date") after the date on which such share of Series B Preferred was issued (the "Original Issue Date" for such share), provided that the amount of dividends on


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the first Quarterly Accrual Date after the Original Issue Date shall equal the Quarterly Accrual Amount multiplied by a fraction (A) the numerator of which shall equal the number of days from and including the Original Issue Date for such share to and including such first Quarterly Accrual Date, and
(B) the denominator of which is Ninety (90). Such dividends shall be cumulative and shall accrue, whether or not earned or declared. Any accumulation of dividends on the Series B Preferred shall not bear interest. Cumulative dividends with respect to a share of Series B Preferred which are accrued, shall be paid (A) in shares of Common Stock of the Corporation ("Common Stock"), upon conversion of such share of Series B Preferred into Common Stock pursuant to Section 3 below, or (B) if such share of Series B Preferred is not so converted, upon the liquidation, dissolution or winding up of the Corporation as provided in Section 2(a).

          2. Any dividend or distribution which is declared by the Corporation and payable with assets of the Corporation other than cash shall be governed by the provisions of Subsection 2(d) below.

          3.   LIQUIDATION PREFERENCE.

               (a) Subject to the rights of additional series of Preferred Stock that may be designated by the Board from time to time, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount per share equal to $2.70 (the "Original Series B Purchase Price") plus any accrued but unpaid dividends for each share of Series B Preferred then held by them, such amounts being adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the Original Series B Issue Date. After payment to the holders of the Series B Preferred of the amounts set forth in this Section 2, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them. If, upon the occurrence of such event, the assets thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred in proportion to the number of shares of Series B Preferred then held by them.

                     (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall, unless holders of a majority of the then outstanding shares of Series B Preferred elect otherwise, be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or (B) a sale of all or substantially all of the assets of the Corporation.

                     (ii) In any of such event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities to

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be delivered to the holders of the Series B Preferred or Common Stock, as the case may be, shall be valued as follows:

                          (1)  If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                          (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                          (3)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of Series B Preferred.

                     (iii) In the event the requirements of this Subsection 2(b) are not complied with, the Corporation shall forthwith either:

                          (1)  cause such closing to be postponed until such
time as the requirements of this Section 2 have been complied with; or

                          (2)  cancel such transaction, in which event the
respective rights, preferences and privileges of the holders of the Series B Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2(b)(iv) below.

                     (iv) The Corporation shall give each holder of record of Series B Preferred written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the Corporation's receipt of written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred entitled to such notice rights or similar notice rights.

          4. CONVERSION. The holders of the Series B Preferred shall have conversion rights as follows (the "Conversion Rights"):

               (a)  RIGHT TO CONVERT.   Each share of Series B Preferred
shall be convertible, at the option of the holder thereof, at any time after the date six (6) months following the Original Issue Date of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock

                                       3
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as is determined by dividing the Original Series B Purchase Price plus any accrued but unpaid dividends by the Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial "Conversion Price" per share for shares of Series B Preferred shall be the Original Series B Purchase Price; provided, however, that the Conversion Price for the Series B Preferred shall be subject to adjustment as set forth in subsection 3(d).

               (b) AUTOMATIC CONVERSION. Each share of Series B Preferred shall be automatically converted into shares of Common Stock at the Conversion Price in effect at the time upon the date specified by written consent or agreement of the holders of two-thirds of the then outstanding shares of Series B Preferred.

               (c)  MECHANICS OF CONVERSION.

                    (i) CONVERSION PURSUANT TO SECTION 3(a). Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that he/she elects to convert the same, and shall state therein the name or names which he/she wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to each holder of Series B Preferred, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he/she shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                    (ii) CONVERSION PURSUANT TO SECTION 3(b).   If shares of
Series B Preferred are automatically converted, written notice shall be delivered to the holder of such shares of Series B Preferred at the address last shown on the records of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the conversion to be effected, specifying the date on which such conversion is expected to occur, the number of shares of Series B Preferred to be converted and calling upon such holder to surrender to Corporation, in the manner and at the place designated, the certificate or certificates therefor. Upon such conversion of the shares of Series B Preferred, holders shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall state therein the name or names which he/she wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to each holder of Series B Preferred, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he/she shall be entitled. Any conversion of Series B Preferred pursuant to Section 3(b) shall be deemed to have been made immediately prior to the closing of the issuance and sale of shares as described in Section 3(b).

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
                     (iii) FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of the Series B Preferred. In lieu of Corporation issuing any fractional shares to holders upon the conversion of the Series B Preferred, Corporation shall pay to such holders an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence.

                (d) ADJUSTMENT OF CONVERSION RATE. The number of shares of Common Stock into which the Series B Preferred may be converted shall be subject to adjustment from time to time as follows:

                         (A)  If the Corporation shall issue, after the date
upon which any shares of Series B Preferred were first issued (the "Purchase Date") and prior to the date three years following the Purchase Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock.

                         (B)  No adjustment of the Conversion Price for the
Series B Preferred shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (C)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (D)  In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

                         (E)  In the case of the issuance (whether before, on
or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

                    (1)  The aggregate maximum number of shares of Common
     Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and
     (d)(i)(D)).

                    (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), the Conversion Price of the Series B Preferred, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for


                                       6
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     purposes of subsection 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

          (e) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by the Corporation after the Purchase Date other than:

                         (A)  Common Stock issued pursuant to a transaction
described in subsection 3(d)(iii) hereof;

                         (B)  Common Stock issued in a transaction or series
of transactions resulting in gross proceeds to the Company of no more than $1,000,000;

                         (C)  Shares of Common Stock issuable or issued to
employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of the Corporation;

                         (D)  The issuance of securities pursuant to the
conversion or exercise of convertible or exercisable securities, except as provided in Section 3(d)(i)(E); or

                         (E)  The issuance of securities in connection with a
bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise.

                (ii) Adjustments for Stock Splits and Subdivisions. In the event Corporation should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of the Series B Preferred shall be increased in proportion to such increase of outstanding shares.

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
          (iii) Adjustments for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

                (1) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series B Preferred after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

          (f)  NO IMPAIRMENT.  Except for taking the actions contemplated by
Section 6 below upon obtaining the vote or consent set forth therein, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but it will at all times in good faith assist in the carrying out of all of the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.

                (1) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth
     (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred.

          (g) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of the record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series B Preferred, at least twenty (20)


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days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

              (h) RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may be necessary, in the opinion of its counsel, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

              (i)  NOTICES. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

          5.  REDEMPTION.  The Series B Preferred shall not be redeemable.

          6. VOTING MATTERS. Except as otherwise required by law, each share of Series B Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which the Series B Preferred is convertible pursuant to Section 3 hereof. The holder of each share of Series B Preferred shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall vote with the holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote.

          7. COVENANT. In addition to any other rights provided by law, so long as any Series B Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than seventy-five percent (75%), or two-thirds following the sale by the Company of shares of Series B Preferred having an aggregate purchase price of at least $6,000,000, of the then outstanding shares of all series of Preferred Stock voting together as a single class:

              (a) alter or change the rights, preferences or privileges of the shares of the Series B Preferred;

              (b) increase or decrease the authorized number of shares of the Series B Preferred; or

              (c) authorize or create any new class of shares or additional series of Preferred Stock having rights, preferences or privileges prior to shares of the Series B Preferred,

              (d) if such Series B Preferred would be adversely affected by such amendment in a manner different from other than outstanding shares of Preferred Stock (it being understood that, without limiting the foregoing, different shares of Preferred Stock shall not be

                                       9
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affected differently because of differences in the amounts of their respective issue prices, liquidation preferences and redemption prices).

          8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.


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IN WITNESS WHEREOF, said Conductus, Inc. has caused this Certificate of
Designation to be signed by the undersigned this 11th day of September, 1998.

                                         CONDUCTUS, INC.

                                         /s/ CHARLES E. SHALVOY
                                         ----------------------
                                         Charles E. Shalvoy, President

Attest:

By: /s/ BROOKS STOUGH
    -----------------
    Brooks Stough, Secretary


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